EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:    Louise A. Walker                                                                  April 30, 2014
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – First Quarter Earnings Report
Healthy Growth Continues
14.1% Year-Over-Year Increase in Total Net Loans is Indicative of Improving Local Economy

Dixon, Calif. ― First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the first quarter of 2014. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income of $1.4 million for the period ending March 31, 2014, matching the level of net income reported for the same fiscal period last year.” Net income available to common shareholders totaled $1.3 million as of March 31, 2014 up 8.3% compared to net income available to common shareholders at March 31, 2013, totaling $1.2 million. Diluted earnings per share for the three months ended March 31, 2014 was $0.14, up 16.7% compared to diluted earnings per share of $0.12 reported for the same fiscal period a year ago.

Total assets at March 31, 2014 were $933.0 million, an increase of $80.4 million, or 9.4%, compared to the same period in 2013. Total deposits of $839.1 million increased $77.4 million, or 10.2%, compared to March 31, 2013 figures. During that same period, total net loans (including loans held-for-sale) increased $62.5 million, or 14.1%, to $506.0 million. The total risk-based capital ratio was 16.12%, exceeding the “well-capitalized” threshold of 10%.

Further commenting on the Company’s financial results, Walker stated, “Our first quarter 2014 financial results represent a very positive start to the year. While mortgage lending income was down 74% at March 31, 2014 compared to one year ago, we are pleased with our increase in net interest income as a result of quality small- to medium-sized business loan growth. Other factors contributing to our solid earnings reflect an improving local economy, strong deposit acquisition, a growing customer base, and improved operating efficiency. Banks of all sizes are facing higher costs, expansive regulatory requirements and compressed net interest margins as a result of the current economic and operating environment. That being said, we believe that First Northern Community Bancorp is well positioned to prosper as market conditions normalize. The Company has maintained an emphasis on developing a strong base of core deposits and striving to provide value to our clients through fairly priced products and services. Developing a strong deposit base provides a platform for our Company to effectively meet customer loan demand in the communities we serve.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County. First Northern has nine full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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